Exhibit 10.20

SEVERANCE AND
CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (“Agreement”) is effective as of July     , 2007, between Wireless Facilities, Inc. (“WFI”) and Laura Siegal (“Siegal”), as approved by WFI’s Board Compensation Committee.

A.            Siegal is presently employed as Vice President & Controller of WFI.

B.            As consideration for Siegal’s agreement to undertake and continue her duties and responsibilities in her role as Vice President & Controller in light of the changing circumstances at the Company, WFI and Siegal desire to enter into this Agreement to (i) provide for the payment of severance compensation to Siegal upon a termination without Cause, or (ii) in the event of a Change of Control, as defined herein.

Therefore, in consideration of the promises and the mutual covenants contained below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.             Vesting Upon Change of Control. Upon the closing of a transaction that constitutes a Change of Control (as defined in paragraph 3(a) below), the vesting of 50% of all stock options and stock appreciation rights granted to Siegal under WFI’s equity incentive plans that as of the date of such Change of Control remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in such stock option, stock appreciation right and/or WFI equity incentive plan. On the one year anniversary of such Change of Control or upon a Triggering Event (as defined in paragraph 3(b) below), whichever occurs sooner, the remaining unvested portion of any stock options and stock appreciation rights shall immediately vest.

2.             Severance Payments. If Siegal is (a) terminated without Cause (as defined in paragraph 3(c) below) or (b) voluntarily resigns from WFI as a result of a Triggering Event (as defined in paragraph 3(b) below) after a Change of Control (as defined in paragraph 3(a) below), then Siegal will be entitled to receive in satisfaction of all obligations (other than as provided in paragraph 1 above) that WFI may have to Siegal: (i) in the case of 2(a) hereof, severance compensation equal to nine (9) months of her base salary then in effect; or in the case of 2 (b) hereof, severance compensation equal to nine (9) months of her base salary plus her maximum potential bonus amount for nine (9) months; in either case, less applicable taxes and withholding; and, if needed by Siegal, (ii) her then-current health insurance coverage, at the then current employee cost, during the nine (9) month period following a termination in the case of 2 (a) or during the nine (9) month period following a resignation in the case of 2(b). In addition, in the event that Siegal is terminated without Cause, the vesting of 100% of all stock options and stock appreciation rights granted to Siegal under WFI’s equity incentive plans that as of the date of such termination remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in such stock option, stock appreciation right and/or WFI equity incentive plan. The foregoing severance compensation, health insurance coverage and acceleration of vesting will be conditioned upon Siegal’s execution of a separation agreement with a release of claims reasonably satisfactory to WFI and such severance compensation shall be paid in a single lump sum payment promptly after Siegal’s execution of such separation agreement.

3.             Definition of Change of Control and Triggering Event.

(a)           A Change of Control means: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of WFI; (ii) a merger or consolidation of WFI with or into another entity after which the stockholders of WFI immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors (“Incumbent Directors” shall mean directors who either (A) are directors of WFI as of the date hereof, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of WFI.

(b)           A Triggering Event means (i) Siegal’s termination from employment; (ii) a material change in the nature of Siegal’s role or job responsibilities so that Siegal’s job duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially different in nature from the job duties Siegal performed immediately prior to the Change of Control; or (iii) the relocation of Siegal’s principal place of work to a location of more that thirty (30) miles from the location Siegal was assigned to immediately prior to the Change of Control.

(c)           “Cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Siegal with respect to Siegal’s obligations or otherwise relating to the business of WFI; (ii) Siegal’s material breach of this Agreement or WFI’s standard form of confidentiality agreement; (iii) Siegal’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) Siegal’s failure to perform her duties and responsibilities as Vice President and Corporate Controller to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; and (v) Siegal’s willful neglect of duties or poor performance. Notwithstanding the foregoing, a termination under subsection (v) shall not constitute a termination for “Cause” unless WFI has first given Siegal written notice of the offending conduct (such notice shall include a description of remedial actions that WFI reasonably deems appropriate to cure such offending conduct) and a thirty (30) day opportunity to cure such offending conduct. In the event WFI terminates Siegal’s employment under subsection (v), WFI agrees to participate in binding arbitration, if requested by Siegal, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement.

4.             General Provisions. Except as set forth in this Agreement, the terms of the Offer Letter remain unchanged. Nothing in this Agreement is intended to change the at-will nature of Siegal’s employment with WFI. This Agreement and the Offer Letter, including the Additional Terms and Conditions attached thereto and the Proprietary Information and Innovations Agreement signed by Siegal, constitute the entire agreement between Siegal and WFI with respect to Siegal’s employment with WFI. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

5.             Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, WFI, in the exercise of its sole discretion and without the consent of Siegal, (a) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance and (b) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as WFI deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which Siegal would otherwise be entitled during the six (6) month period following Siegal’s termination of employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

Laura Siegal

Dated:

Wireless Facilities, Inc.

Dated:	By:

Eric DeMarco, Chief Executive Officer